June 10, 1997




Kinder Morgan Energy Partners, L.P.
1301 McKinney Street, Suite 3450
Houston, Texas 77010

         Re: 860,000 Common Units

Ladies and Gentlemen:

         We have acted as your counsel in connection with the preparation of the Registration Statement on Form S-3 (Registration No. 333-25995) (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act") on April 28, 1997. The Registration Statement covers a total of 860,000 Common Units ("Common Units") representing limited partner interests in Kinder Morgan Energy Partners, L.P. (the "Partnership") to be sold by First Union Investors, Inc., First Union Corporation ("First Union"), subsidiaries of First Union and/or Kinder Morgan G.P., Inc.

         The opinions expressed herein are given only with respect to the present status of the substantive laws of the state of Delaware. We express no opinion as to any matter arising under the laws of any other jurisdiction.

         In rendering the opinions set forth below, we have examined and relied on the following: (1) the Registration Statement and the Prospectus; and (2) such other documents, materials, and authorities as we have deemed necessary in order to enable us to render our opinions set forth below.

         Based on and subject to the foregoing and other qualifications set forth below, we are of the opinion that the Partnership has, pursuant to its Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement"), duly issued the Common Units to be registered under the Registration Statement and, on the assumption that the Limited Partners of the Partnership take no part in the control of the Partnership's business and otherwise act in conformity with the provisions of the Partnership Agreement regarding control and management of the Partnership (Articles VI and VII), such Common Units are fully paid and nonassessable.

         We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference of this firm under the heading "Legal Matters" in the Prospectus forming part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.


                                    Very truly yours,

                                    MORRISON & HECKER L.L.P.